Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES THE PASSING OF IRVING J. THAU

Newport Beach, CA – July 8, 2013 – American Vanguard Corporation (NYSE:AVD) announced today the passing of Mr. Irving J. Thau, a member of its Board of Directors since 2003. Mr. Thau served in various positions on the Company’s board, including Lead Director, Chairman of the Audit Committee and member of both the Nominating & Corporate Governance Committee and the Finance Committee.

Mr. Thau was a Partner with the accounting firm of Ernst & Young LLP, where he worked from 1962 to 1995. During his career at Ernst & Young, he directed and provided accounting, auditing and business advisory services to both publicly-held and private organizations.

Eric Wintemute, Chairman and Chief Executive Officer of American Vanguard commented: “We are deeply saddened at the passing of Irv Thau. He has been a trusted advisor and resource to the Board and was a good friend to all of us. Over the past ten years, Irv has given us the benefit of his considerable accounting experience, business acumen and creativity. He was one of those rare accounting professionals who seamlessly blended a command of accounting principles and attention-to-detail with pragmatism. On the one hand, he never missed a detail. On the other hand, he was invaluable at thinking through solutions for the business.”

David Johnson, CFO of American Vanguard commented: “Irv has been a great mentor and advisor to me since I arrived at the Company and I will miss him a great deal.”

About American Vanguard:

American Vanguard Corporation is a diversified specialty and agricultural products company that develops, manufactures and markets products for crop protection, turf and ornamentals management and public health applications. American Vanguard trades on the New York Stock Exchange (NYSE:AVD) and is included in the Russell 2000®, Russell 3000® and the S&P 600 Small Cap® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.amvac-chemical.com.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati (212) 836-9611
williamk@amvac-chemical.com		Lcati@equityny.com